Exhibit 99.1

Energy Recovery, Inc. Reports Fiscal Year-End and Fourth Quarter 2009 Financial Results

Full Year Highlights

  Net revenues of $47 million
  Gross margin of 63%
  Net income of $3.7 million
  Fully diluted earnings per share of $0.07
  Net cash generated from operations of $13.1 million
  Adjusted EBITDA (described below) of $9.7 million, representing a 21% margin

Fourth Quarter Highlights

  Fourth quarter net revenues of $15.7 million
  Gross margin of 60%
  Net Income of $1.7 million
  Fully diluted earnings per share of $0.03
  Adjusted EBITDA (described below) of $4.2 million, representing a 27% margin
  Closed the purchase of Pump Engineering on December 21, 2009

SAN LEANDRO, Calif.--(BUSINESS WIRE)--March 4, 2010--Energy Recovery, Inc. (Nasdaq:ERII), a leader in the design and development of energy recovery devices for desalination, announced today the unaudited results of its fourth quarter and fiscal year ended December 31, 2009. In the fourth quarter of 2009, ERI achieved net revenue of $15.7 million, a 28% decrease over the same period last year and within the Company’s guidance range of $14.5 million to $16.5 million. For the twelve months ended December 31, 2009, net revenue was $47.0 million, which represented a decrease of 10% over net revenue of $52.1 million for the twelve months ended December 31, 2008. ERI reported net income of $1.7 million, or $0.3 per diluted share, for the three months ended December 31, 2009 compared to $5.3 million, or $0.10 per diluted share, for the same period last year. Full year net income was $3.7 million, or $0.07 per diluted share, compared to $8.7 million, or $0.18 per diluted share, for the same period last year.

“We experienced some softness in net revenues in 2009 due to delays in desalination project financing. However, in September when the turmoil in the financial markets began to stabilize, business began to pick up and we had a record year in terms of new order bookings,” said G.G. Pique, President and CEO of Energy Recovery, Inc. “On December 21, we closed the acquisition of Pump Engineering and we are already hard at work with the integration of our two companies. The acquisition of Pump Engineering broadens our product for desalination, opens up the pump market for us, and allows us to provide energy-efficient solutions to industries outside of desalination like gas processing.”

Non-GAAP Financial Measures

In evaluating the operating performance of Energy Recovery’s business, Energy Recovery management utilizes financial measures described in this press release that exclude certain non-cash charges and charges related to the purchase of Pump Engineering required by U.S. generally accepted accounting principles, or GAAP. Energy Recovery believes this additional information provides investors and management with additional insight into its underlying core operating performance.

For the calculation of Adjusted EBITDA, net income was adjusted for depreciation and amortization expense of $557,000 and $1.2 million, interest (income) expense of $1,000 and ($56,000), taxes of $1.4 million and $2.5 million, stock-based compensation expense of $594,000 and $2.4 million and a purchase accounting adjustment for sale of acquired inventory of $47,000 for the fourth quarter and year end fiscal 2009 respectively.

In the guidance estimates below for the first quarter and full year 2010, net income and earnings are adjusted for the purchase accounting required under GAAP for the acquisition of Pump Engineering. For the full year, the estimates assume adjustments of a purchase accounting adjustment for sale of acquired inventory of $870,000, $2.5 million in amortization of intangibles, and a tax benefit of approximately $1.0 million that will be nullified as a result of eliminating the intangible amortization and purchase accounting expense.

A reconciliation of Energy Recovery’s non-GAAP financial measures for the fourth quarter and full year 2009 to the most directly comparable GAAP measures can be found under the heading “Energy Recovery Non-GAAP Financial Reconciliation” below.

Outlook

ERI provides the following guidance on a GAAP basis for the first quarter of 2010 and the full year:

	Q1 2010	Fiscal Year 2010

Estimated Net Revenue	$11 to $12 million	$70 to $75 million

Estimated Net Income (Loss)	($.5) to ($1) million	$4 to $6 million

Estimated Earnings (Loss) Per Diluted Share	($0.01) to ($0.02)	$0.07 to $0.11

ERI provides the following non-GAAP guidance for the first quarter of 2010 and the full year:

	Q1 2010	Fiscal Year 2010

Estimated Adjusted Net Income (Loss) (1)	($.4) million to $0	$6 to $8 million

Estimated Adjusted Earnings (Loss) Per Fully Diluted Share (2)	($0.01) to $0.00	$0.11 to $0.15

Estimated Adjusted EBITDA (3)	$.1 to $.6 million	$15 to $18 million

(1) Estimated Adjusted Net Income is defined as GAAP net income adjusted for the purchase accounting for the acquisition of Pump Engineering. The purchase accounting includes a purchase accounting adjustment for sale of acquired inventory, the amortization of intangible assets that were booked as a result of the acquisition, and the tax benefit generated as a result of the purchase accounting expense.

(2) Estimated Adjusted Earnings Per Fully Diluted Share is defined as Estimated Adjusted Net Income divided by the fully diluted shares.

(3) Estimated Adjusted EBITDA is defined net income adjusted for interest expense (income), taxes, depreciation, amortization, stock-based compensation, and a purchase accounting adjustment for sale of acquired inventory.

Forward Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements about ERI’s estimated net revenue, GAAP and non-GAAP net income and earnings per diluted share, and estimated adjusted EBITDA for the first quarter of 2010 and for the 2010 fiscal year and statements about the growth of the reverse osmosis sector of the desalination industry, possible future opportunities from our acquisition of Pump Engineering, status of projects, and our competitive product positioning. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in those forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, delays in, or cancellation of, the construction of desalination plants, the inability of our customers to obtain project financing, delays in governmental approvals, changes in end users’ budgets for desalination plants or the timing of their purchasing decisions, our inability to integrate Pump Engineering’s business into ERI’s operations successfully, our ability to ship new products to meet scheduled delivery times; our inability to broaden the market opportunities for our energy recovery devices, the world economic crisis and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings.

Conference Call to Discuss Fourth Quarter 2009 Results

The conference call scheduled today at 1:30 p.m. PDT will be in a "listen-only" mode for all participants other than the investment professionals who regularly follow the Company. The toll-free phone number for the call is 1-877-941-9205 or +1-480-629-9835 and the access code is 4226967. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 1-800-406-7325 or +1-303-590-3030, Access Code: 4226967, until Thursday, March 18, 2010. Investors may also access the live call or the replay over the internet at www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About ERI®

Energy Recovery, Inc. (NASDAQ:ERII) designs and develops energy recovery devices that help make desalination affordable by significantly reducing energy consumption. Energy Recovery technologies include the PX Pressure Exchanger(TM) (PX(TM)) device for desalination and the Turbocharger hydraulic turbine energy recovery device and pump for desalination, gas and liquid processing applications. In total, Energy Recovery helps reduce CO2 emissions by more than 4.7 million tons per year and produce 1.6 billion gallons of potable water per day. The company is headquartered in the San Francisco Bay Area with offices in Detroit and in key desalination centers worldwide, including Madrid, Shanghai, Florida and the United Arab Emirates. For more information about Energy Recovery, Inc. please visit www.energyrecovery.com.

Unaudited Consolidated Financial Results

ENERGY RECOVERY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net revenue	$15,734	$21,994	$47,014	$52,119
Cost of revenue	6,344	7,811	17,595	18,933
Gross profit	9,390	14,183	29,419	33,186
Operating expenses:
General and administrative	4,051	3,110	13,756	11,321
Sales and marketing	1,677	2,286	6,472	6,549
Research and development	632	692	3,041	2,415
Total operating expenses	6,360	6,088	23,269	20,285
Income from operations	3,030	8,095	6,150	12,901
Other income (expense):
Interest expense	(12)	(17)	(46)	(79)
Interest and other (expense) income	(5)	32	54	873
Income before provision for income taxes	3,013	8,110	6,158	13,695
Provision for income taxes	1,360	2,846	2,472	5,032
Net income	$1,653	$5,264	$3,686	$8,663
Earnings per share:
Basic	$0.03	$0.11	$0.07	$0.19
Diluted	$0.03	$0.10	$0.07	$0.18
Number of shares used in per share calculations:
Basic	50,303	50,009	50,166	44,848
Diluted	52,725	52,584	52,644	47,392

ENERGY RECOVERY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value)
(unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$59,115	$79,287
Restricted cash	5,271	246
Accounts receivable, net of allowance for doubtful accounts of $262 and $59 at December 31, 2009 and 2008, respectively	12,683	20,615
Unbilled receivables, current	5,544	4,948
Inventories	10,359	8,493
Deferred tax assets	1,466	1,755
Prepaid expenses and other current assets	1,741	984
Total current assets	96,179	116,328
Unbilled receivables, non-current	—	1,929
Restricted cash, non-current	5,555	19
Property and equipment, net	16,958	1,845
Goodwill	12,790	—
Other intangible assets, net	10,987	321
Deferred tax assets, non-current	447	119
Other assets, non-current	53	51
Total assets	$142,969	$120,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,952	$2,270
Accrued expenses and other current liabilities	9,492	4,787
Income taxes payable	350	1,657
Accrued warranty reserve	605	270
Deferred revenue	4,628	4,000
Current portion of long-term debt	265	172
Current portion of capital lease obligations	203	37
Total current liabilities	17,495	13,193
Long-term debt	246	385
Capital lease obligations, non-current	369	27
Other non-current liabilities	3,890	8
Total liabilities	22,000	13,613
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 51,215,653 and 50,015,718 shares issued and outstanding at December 31, 2009 and 2008, respectively	51	50
Additional paid-in capital	108,626	98,527
Notes receivable from stockholders	(90)	(296)
Accumulated other comprehensive loss	(66)	(44)
Retained earnings	12,448	8,762
Total stockholders’ equity	120,969	106,999
Total liabilities and stockholders’ equity	$142,969	$120,612

Energy Recovery Non-GAAP Financial Reconciliation

	Q4 2009	FY 2009
	(in thousands)

Reconciliation of Estimated Adjusted EBITDA

Net Income	$1,653	$3,686
Plus:
Interest	1	(56)
Taxes	1,360	2,472
Depreciation of property and equipment	335	942
Amortization of intangible assets	222	241
Stock-based Compensation	594	2,409
Purchase Adjustment of Acquired Inventory	47	47

Adjusted EBITDA	$4,212	$9,741

CONTACT:
Energy Recovery, Inc.
Tom Willardson, 510-483-7370
Chief Financial Officer